EXHIBIT 99.1

FROM:  Blackhawk Bancorp, Inc.
       400 Broad Street, Beloit, WI 53511

                             FOR IMMEDIATE RELEASE

Contact:  Todd J. James - Executive Vice President and CFO
Phone:    608-364-8911
Fax:      608-363-6186

                  BLACKHAWK BANCORP, INC. REPORTS 26% INCREASE
                         IN FIRST QUARTER 2003 EARNINGS

     Beloit, WI May 5, 2003 - Blackhawk Bancorp, Inc. reported net income of $398,000 for the first quarter of 2003 compared to $317,000 for the first quarter of 2002. Diluted earnings per share were $0.16 for the first quarter of 2003 compared to $.13 per share in the first quarter of 2002.

     R. Richard Bastian, III, the company's President and Chief Executive Officer, said "The current economic environment has slowed our progress in improving financial performance." Bastian indicated that sluggish loan demand, margin compression because of the low interest rate environment and higher loan charge-offs have been contributing factors. "We continue to improve internal policies and procedures adding more discipline to our credit culture and structure around the sales process" commented Bastian. "We also continue to invest in the people and technology that will make us more effective and competitive as the economic environment improves," he added.

     Net interest income for the first quarter 2003 decreased 4 percent, or $98,000, to $2,593,000. Net interest margin decreased to 3.64 percent for the first quarter of 2003 compared to 3.94 percent for the same period in 2002 and
3.67 percent for the fourth quarter of 2002. Net interest income was adversely affected by the continued shift in earning assets from loans to investment securities as a result of weak consumer and business loan demand and the high level of refinance activity in 1-4 family residential real estate loans. "Our heritage as a savings and loan has made us overly dependent on residential real estate loans," said Bastian. "We simply could not match the runoff of loans due to refinancing activities with new volume", he explained.

     The average balance of loans decreased by $20.8 million, or 10 percent to $183.0 million for the first quarter of 2003 compared to $203.8 million in 2002. Of the $20.8 million decrease $15 million was in 1-4 family residential loans and $5.9 million was in consumer and indirect automobile loans. The decreases in both of these categories reflect the refinancing activity due to interest rates reaching 40-year lows, as consumers re-finance their existing mortgages and use equity in their homes to consolidate other debt into secondary market loan products.

     The average balance of investment securities increased $39.9 million, or 57 percent, to $109.6 million for the first quarter of 2003 compared to $69.7 million in 2002, reflecting the investment of proceeds from decreases in the loan portfolio and short-term investments and an increase in deposits.

     Total average deposits increased by $10.9 million, or 5 percent to $245.1 million for the first quarter of 2003 compared to $234.2 million for the first quarter of 2002. Of the $10.9 million increase in average deposits, $3.6 million was in non-interest bearing demand deposits, which increased 13 percent to $31.8 million compared to $28.2 million for the first quarter of 2002.

     The provision for loan losses of $222,000 for the quarter was $83,000, or 60 percent higher than the 2002 first quarter provision and reflected the higher level of net charge-offs in the first quarter of 2003. Net charge-offs increased by $78,000 to $104,000 for the first quarter of 2003 compared to $26,000 for the first quarter of 2002. The ratio of the allowance to total loans increased to
1.22 percent as of March 31, 2003 compared to 1.10 percent at December 31, 2002.

     Non-interest income for the first quarter of 2003 increased $395,000, or 62 percent to $1,037,000 compared to $642,000 for the first quarter of 2002. The increase includes $329,000 of securities gains in 2003 compared to $4,000 in 2002. Due to available liquidity from increased deposits and reductions in the loan portfolio, $10.8 million of bonds that would have matured or been called in the next 12 to 18 months were sold with the proceeds reinvested in longer term securities. In addition, gain on sale of 1-4 family mortgage loans increased $85,000, or 116 percent, reflecting the increased refinance activity due to 40-year lows in interest rates.

     Total operating expense for the first quarter increased by $169,000, or 6 percent, to $2,950,000 compared to $2,781,000 a year ago. The increase includes a $65,000, or 5 percent increase in compensation expense and $56,000 as the result of a sales and use tax audit covering the five year period from 1998 to 2002.

     Blackhawk Bancorp, Inc. is the parent company of Blackhawk State Bank, which operates nine office locations in south central Wisconsin and north central Illinois. The stock of Blackhawk Bancorp, Inc. is publicly traded on the Over the Counter Market under the symbol BKHB.

     When used in this communication, the words "believes," "expects," and similar expressions are intended to identify forward-looking statements. The Company's actual results may differ materially from those described in the forward-looking statements. Factors which could cause such a variance to occur include, but are not limited to: heightened competition; adverse state and federal regulation; failure to obtain new or retain existing customers; ability to attract and retain key executives and personnel; changes in interest rates; unanticipated changes in industry trends; unanticipated changes in credit quality and risk factors, including general economic conditions; success in gaining regulatory approvals when required; changes in the Federal Reserve Board monetary policies; unexpected outcomes of new and existing litigation in which Blackhawk or its subsidiaries, officers, directors or employees is named defendants; technological changes; changes in accounting principles generally accepted in the United States; changes in assumptions or conditions affecting the application of "critical accounting policies"; and the inability of third party vendors to perform critical services for the company or its customers.